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                                                                   Exhibit  10.8


     The following amendments to the referenced sections of the 1998-2000 Restricted Stock Election Plan were adopted by the Board of Directors of Arcadia Financial LTD. Effective as of January 29, 1998.

     4.1 TARGET BONUS. The Committee may select Participants who shall be eligible to receive incentive bonuses for the Plan Years 1998, 1999 and 2000 in amounts determined by the Committee. The amount of any such bonus which may be earned by a Participant shall be determined as a percentage of the Participant's base salary as of the Effective Date or such later date determined by the Committee. Such Participant's aggregate bonuses for the three Plan Years or a portion thereof ("Target Bonus") shall be calculated by (i) multiplying the Participant's base salary as of the Effective Date or such later date determined by the Committee times his or her bonus percentage as determined by the Committee; (ii) dividing that product by three hundred sixty-five (365), and (iii) multiplying that quotient times the number of days from and including the Effective Date of the Award through and including December 31, 2000. Each Plan Year the Committee may establish an annual performance target for each Participant which target must be achieved by the Participant as a condition to earning all or any portion of his or her bonus for the relevant Plan Year.

     4.3  [Deleted.]

     4.4 NUMBER OF RESTRICTED SHARES. Subject to the provisions of this Plan, the Committee may grant a Restricted Stock Award to each Participant who has elected to participate in the Plan ("Award Recipient"). The initial Restricted Stock Award shall be equal to the number of shares of the Company's Common Stock (rounded down to the nearest whole number) calculated by (i) multiplying the Target Bonus times the Elected Percentage and (ii) dividing the product thereof by the market price of the Common Stock as of the Effective Date. The Committee may make replacement and supplemental grants to Participants in such numbers and based upon such criteria and prices as determined by the Committee in its sole discretion.

     5.2 ACCELERATED VESTING. As soon as reasonably practical after the end of 1998, 1999, 2000, 2001 and 2002, the Committee shall determine the extent to which each Active, Retired or deceased Participant has earned his or her annual target bonus for the relevant fiscal year.
          As of the date the Committee makes such determination, vesting of a portion of the Participant's Restricted Stock Awards shall be accelerated. For each such Plan Year, an Active Participant shall vest in the number of shares determined by multiplying the Participant's total Restricted

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          Stock Award shares allocated for that year times the percentage of the annual target bonus achieved by the Participant. In the event the percentage determined pursuant to the prior sentence exceeds 100%, the Active Participant shall be entitled to accelerated vesting of an additional number of the unvested Restricted Stock Award shares allocated as to prior or subsequent fiscal years.